Exhibit 1A-15

Pursuant to all the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Firm 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized in Mesa, State of Arizona, on June 1, 2020.

Atlis Motor Vehicles, Inc.

By: ______________
Name: Mark Hanchett
Title: Chief Executive Officer, Director

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Name	Title	Date
	Mark Hanchett	Chief Executive Officer & Director	6/3/2020
	Annie Pratt	President & Director	6/3/20
	Annie Pratt	Principal Accounting Officer	6/3/20
	Annie Pratt	Principal Financial Officer	6/3/20

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